EXHIBIT 10.1
AMENDED AND RESTATED
FISHER COMMUNICATIONS, INC.
SUPPLEMENTAL PENSION PLAN
     THIS Plan is amended and restated as of the 31st day of December, 2005, by FISHER COMMUNICATIONS, INC., a Washington corporation (the “Company”), for the benefit of a select group of management employees (the “Participants”) of the Company.
A. This Plan is an amended plan, in restated form, the original Plan being established as of the 29th day of February, 1996, and restated on December 5, 2001, and again on February 12, 2003, and subsequently amended on December 1, 2004, and again on June 30, 2005.

B. The Participants in this Plan shall be as determined from time to time by the Board of Directors of the Company.

C. The ability and experience of the Participants are of such value to the Company that the Company wishes to more adequately compensate the Participants for their past and future services by providing special retirement and survivorship income benefits to them.

D. The funds accumulated in Company-sponsored qualified retirement plans may be inadequate in amount to provide the Participants with a retirement benefit commensurate with the anticipated value of their past and future services to the Company.

E. This Plan is intended to supersede any and all Supplementary Pension Agreements and all amendments thereto previously entered into between the Company and the Participants who were employed by the Company as of the effective date hereof.

F. Effective July 1, 2005, no further benefits shall accrue to Participants in the Plan. Benefits that become payable to Participants who are active employees of the Company on June 30, 2005, shall only take into account compensation earned prior to July 1, 2005, and all benefit calculations shall be based on information available and reasonable assumptions made as of June 30, 2005.
     NOW, THEREFORE, the Company hereby agrees as follows:
1. Plan Mergers.
     Effective December 31, 2005 (the “Merger Date”), the Fisher Broadcasting Company Supplemental Pension Plan, as amended (the “Broadcasting Plan”), the Fisher Properties, Inc. Supplemental Pension Plan, as amended (the “Properties Plan”), and the Fisher Mills, Inc. Supplemental Pension Plan, as amended (the “Mills Plan,” and together with the Broadcasting Plan and the Properties Plan, the “Affiliate Plans”), are merged with and into this Plan, and the liabilities of the sponsors of the Affiliate Plans for the payment of accrued benefits thereunder shall henceforth become liabilities of the Company and of this Plan. On and after the Merger Date, participants in the Affiliate Plans shall become Participants in this Plan.

2. Retirement Benefits.
     (a) Entitlement/Payment. If a Participant is in the employ of the Company when the Participant attains sixty-five (65) years of age, then the Company shall thereafter pay to the Participant monthly retirement income as determined pursuant to paragraph (b) immediately below, commencing with a payment on the first day of the month coincident with or next following the Participant’s attainment of sixty-five (65) years of age (hereinafter referred to as the “Retirement Date”) and continuing with a like payment on the first day of each month thereafter throughout the Participant’s lifetime. If, while receiving said monthly retirement income, the Participant dies prior to the expiration of a period of one hundred twenty (120) months from and after his Retirement Date, then the Company shall thereafter pay said amount to the beneficiary designated in Paragraph 7 below, continuing until the expiration of said one hundred twenty (120) month period; provided, however, that if (i) the primary beneficiary designated in Paragraph 7 below is the Participant’s surviving spouse; (ii) the Participant was married to said spouse on the Participant’s Retirement Date, and (iii) said spouse is living at the end of the aforesaid one hundred twenty (120) month period, said payments shall thereafter continue until the death of said surviving spouse.
     (b) Amount. A Participant’s monthly retirement income under this subparagraph (b) shall be equal to the Applicable Percentage of the Participant’s Average Compensation less the following amounts:
     (i) One-half of the Participant’s monthly Primary Social Security amount determined as if the Participant commenced receiving Social Security Benefits as of the Participant’s Retirement Date. Notwithstanding any Plan term to the contrary, for a Participant who is an active employee on June 30, 2005, one-half of the monthly Primary Social Security amount shall be determined as of June 30, 2005, based on a reasonable projection of the Primary Social Security amount payable at the Retirement Date, and shall not change thereafter;
     (ii) The monthly amount payable to the Participant as the normal form of benefit pursuant to any qualified pension plan maintained by the Company. Such amount shall be determined as of the Participant’s Retirement Date, as if the Participant remained in the employ of the Company until that date; provided that in the case of a terminated plan, such amount shall be finally determined with regard to, and as of the date of, the final distribution to the Participant from the terminated plan. The amount of the reduction under this subparagraph (b)(ii) shall not include any benefit attributable to Participant contributions (including rollover contributions and direct transfers) and earnings thereon. Notwithstanding any Plan term to the contrary, for a Participant who is an active employee on June 30, 2005, the monthly amount payable to the Participant as the normal form of benefit pursuant to any qualified pension plan maintained by the Company, shall be determined as of June 30, 2005, based on a reasonable projection of the amount payable at the Participant’s Retirement Date, and shall not change thereafter; and

     (iii) The monthly amount payable to the Participant in the form of a single life annuity pursuant to any qualified profit sharing (including 401(k)) plan maintained by the Company. Such amount shall be determined as of the Participant’s Retirement Date, as if the Participant remained in the employ of the Company until that date. Further, the monthly amount payable as a single life annuity shall be determined by converting the Participant’s account balance to a single life annuity as of the Participant’s Retirement Date using the interest rate and mortality assumptions set forth in Paragraph 8(e) hereof. The amount of the reduction under this subparagraph (b)(iii) shall not consider any portion of the Participant’s account balance attributable to Participant contributions (including rollover contributions and direct transfers) and earnings thereon. In determining the amount of the reduction attributable to employer contributions and earnings thereon, the following assumptions shall be used:
(A)	Employer contributions shall equal actual employer contributions;

(B)	Historical earnings shall equal actual earnings on employer contributions; and

(C)	Hypothetical future earnings shall be projected at the average of the dividend (interest) rates of the Plan’s money market option determined as of December 31 of each of the prior three (3) years.
Notwithstanding any Plan term to the contrary, for a Participant who is an active employee on June 30, 2005, the monthly amount payable to the Participant in the form of a single life annuity pursuant to any qualified profit sharing (including 401(k)) plan maintained by the Company, shall be determined as of June 30, 2005, based on a reasonable projection of the amount payable at the Participant’s Retirement Date, and shall not change thereafter.
     (c) Average Compensation. A Participant’s Average Compensation shall be the average of the Participant’s Plan Compensation for the Averaging Period in the Participant’s Compensation History, which results in the highest Average Compensation. A Participant’s Compensation History is the Participant’s entire period of employment with the employer. The Averaging Period is 3 consecutive compensation periods (or the entire period of employment, if shorter). A compensation period is the 12-month period ending on the last day of the Plan Year. A Participant’s Compensation History does not include the 12-month compensation period in which the Participant terminates employment. Average Compensation shall not include long-term and short-term incentive compensation, bonuses, commissions and taxable and non-taxable fringe benefits. Plan Compensation shall not include any compensation for Plan Years that commence after June 30, 2005.
     (i) Total Compensation. All wages for federal income tax withholding purposes, as defined under Code § 3401(a) (for purposes of income tax withholding at the source), disregarding any rules limiting the remuneration included as wages based on the nature or location of the employment or the services performed. Total Compensation also includes all other payments to an employee in the course of the employer’s trade or business, for which the employer must furnish the employee a written statement under Code §§ 604l, 6051 and 6052. As long as the instructions to the “wages, tips, other compensation” box of Form W-2 (or a corresponding box on a later released Form W-2), are consistent with the instructions for the 1991 Form W-2 (Box 10), the employer may treat the amount reported in the “wages, tips, other compensation” as satisfying this definition. Total Compensation does not include elective contributions.
     (ii) Plan Compensation. Plan Compensation means Total Compensation described in subparagraph (c)(i), but excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, bonuses, long-term and short-term incentive compensation, deferred compensation and welfare benefits, and including elective contributions. Plan Compensation applies to determine a Participant’s benefit formula and accrued benefit hereunder.
     (iii) Elective Contributions. Elective contributions are amounts excludable from the employee’s gross income under Code §§ 125 or 402 (e)(3), and contributed by the employer, at the employee’s election, to a Code § 401(k) arrangement or cafeteria plan.
     (iv) Plan Year. Plan year means the fiscal year of the Plan, a twelve (12) consecutive month period ending every June 30.
A Participant’s Plan Compensation for each of the three Plan Years ending prior to July 1, 1996, shall be equal to the Participant’s Plan Compensation for the Plan Year ended June 30, 1996.
     (d) Late Retirement. In the event that Participant continues in the employ of the company beyond the Participant’s Retirement Date such continued employment shall not be taken into account under this Plan inasmuch as the Participant’s monthly retirement income commences as of his Retirement Date.
     (e) Applicable Percentage. For purposes of Paragraph 2(b), the term “Applicable Percentage” shall mean seventy percent (70%), except as provided below:
     (i) Former Properties Plan Participants. For Participants who, immediately prior to the Merger Date, participated in the Properties Plan, the Applicable Percentage shall be sixty percent (60%).
     (ii) Former Mills Plan Participants. For Participants who, immediately prior to the Merger Date, participated in the Mills Plan, the Applicable Percentage shall be fifty percent (50%).
3. Termination Benefit.
     If a Participant’s employment with the Company is terminated, other than voluntarily, prior to attaining age sixty-five (65), for any reason other than death or total and permanent disability, such Participant’s accrued benefit shall be determined as follows:

Total actual years of service with the Company after first becoming a Participant in the Plan and prior to attaining age sixty-five (65)

Total possible years of service with the Company after first becoming a Participant in the Plan and prior to attaining age sixty-five (65)
x	Projected Monthly Retirement Benefit as contemplated by Paragraph 2 of this Plan	=	Participant’s Accrued Benefit (payable monthly commencing at age sixty-five (65)
     For purposes of determining a Participant’s accrued benefit, the term “years of service” shall include all calendar years in which the Participant completes at least 1,000 hours of service and the term “hours of service” shall have the same meaning as it does under the qualified pension plan of the Company. Furthermore, “total possible years of service with the Company after first becoming a Participant in the Plan and prior to attaining age sixty-five (65)” shall be determined by computing the maximum number of years of service that the Participant could possibly complete with the Company between the date the Participant first becomes a Participant in the Plan and the date on which the Participant attains age sixty-five (65). The Participant’s accrued benefit under this Paragraph 3 shall never exceed the Participant’s retirement benefit as contemplated by Paragraph 2 of this Plan. Notwithstanding the foregoing, if the employment of a Participant who is an active employee on June 30, 2005, is subsequently terminated, other than voluntarily, prior to attaining age 65, such Participant’s accrued benefit shall be determined taking into account in the numerator of the service fraction only “actual years of service” with the Company prior to July 1, 2005; however, “total possible years of service” shall not be so limited in the denominator.
     If a Participant’s employment with the Company is terminated, other than voluntarily, prior to attaining age sixty-five (65), for any reason other than death or total and permanent disability, the Participant’s accrued benefit shall normally be paid in the form of a monthly annuity commencing at age sixty-five (65), but may, in the sole discretion of the Company, be paid to the Participant as a reduced annuity commencing prior to age sixty-five (65) or as a lump sum. Any annuity shall be payable under the same terms and conditions as contemplated by Paragraph 2 of this Plan; provided, however, that payments shall only continue until the death of the Participant’s surviving spouse if: (i) the beneficiary designated in Paragraph 7 below is the Participant’s surviving spouse, and (ii) the Participant was married to said spouse on the Participant’s termination date. Any present value calculations required in connection with the payment of a lump sum shall be made using the 1983 Group Annuity Mortality Table (GAM 83), adjusted as provided in Rev. Rul. 95-6, 1995-4 I.R.B. 22, and the annual rate of interest determined pursuant to Code § 417(e)(3)(A)(ii)(II) for the month of May preceding the Plan Year in which the distribution occurs, or 6% interest per annum, whichever is greater.
     If the Participant dies prior to receiving the entirety of the benefits contemplated by this

Paragraph 3, such benefits shall thereafter be paid to the beneficiary designated in Paragraph 7 below.
4. Death Benefit.
     (a) If a Participant dies prior to his Retirement Date while in the employ of the Company, then the Company shall thereafter pay to the beneficiary designated in Paragraph 7 below a monthly death benefit amount as determined pursuant to subparagraph (b) below, commencing with a payment on the first day of the month next following the Participant’s death and continuing with a like payment on the first day of each month thereafter for a total of one hundred twenty (120) months; provided, however, that if the primary beneficiary designated in Paragraph 7 below is the Participant’s surviving spouse, and said spouse is living at the end of the aforesaid one hundred twenty (120) month period, said payments shall continue until the death of said surviving spouse.
     (b) A Participant’s monthly death benefit amount under this paragraph (b) shall be equal to the greater of:
          (i) The Participant’s Accrued Benefit under Paragraph 3 of this Plan determined as if the Participant’s employment had been involuntarily terminated on the day preceding the Participant’s death, or
          (ii) Thirty-five percent (35%) of the Participant’s Average Compensation less the following amounts:
(A) One-half of the Participant’s monthly Primary Social Security amount determined as if the Participant commenced receiving Social Security Benefits as of the Participant’s Retirement Date annuitized over the payment period set forth in Paragraph 4(a);
(B) The greater of the present value of the monthly amount payable to the Participant as the normal form of benefit pursuant to any qualified pension plan maintained by the Company or the present value of the death benefit under any such plan, annuitized over the payment period set forth in Paragraph 4(a). Such amount shall be determined as of the Participant’s date of death; provided that in the case of a terminated plan, such amount shall be finally determined with regard to, and as of the date of, the final distribution to the Participant from the terminated plan. The amount of the reduction under this subparagraph (b)(ii)(B) shall not include any benefit attributable to Participant contributions (including rollover contributions and direct transfers) and earnings thereon;
(C) The Participant’s account balance in any qualified profit sharing (including 401(k)) plan maintained by the Company annuitized over the payment period set forth in Paragraph 4(a). Such amount shall be determined as of the Participant’s date of death. The amount of the reduction under this subparagraph (b)(iii)(C) shall not consider any portion of the Participant’s account balance attributable to Participant contributions (including rollover contributions and direct transfers) and earnings thereon; and
(D) The proceeds from any life insurance policy on the life of the Participant under any Company sponsored Group Life Insurance Plan, annuitized over the payment period set forth in Paragraph 4(a)
     (c) Notwithstanding the foregoing, if a Participant dies while employed by the Company and after June 30, 2005, and is entitled to death benefits under subparagraph (a) of this Paragraph 4, the monthly death benefit payable shall be the amount payable as if the Participant had died on June 30, 2005.
5. Disability Benefit.
     (a) If the Participant becomes totally and permanently disabled prior to his retirement date and while in the employ of the Company and such disability continues for a period of six (6) months, then the Company shall thereafter pay the Participant a monthly disability payment in the amount as determined pursuant to subparagraph (b) below commencing with a payment on the first day of the month next following the expiration of the six (6) month period (hereinafter referred to as the “Disability Date”) and continuing with a like payment on the first day of each month thereafter until the Participant attains sixty-five (65) years of age or ceases to be disabled, whichever occurs first. If the Participant continues to be disabled until he is sixty-five (65) years of age, then the monthly payments to the Participant thereafter shall be equal to the monthly amount of retirement income specified in Paragraph 2, and shall be paid pursuant to the terms and conditions of Paragraph 2. If, while receiving disability payments under this paragraph the Participant dies prior to attaining the age of sixty-five (65) years, such disability payments shall cease, and the Company shall thereafter pay to the beneficiary designated in Paragraph 7 the amount of the death benefit specified in Paragraph 4, in the manner and for the period of time provided in said paragraph.
     (b) A Participant’s monthly disability benefit amount under this subparagraph (b) shall be equal to sixty percent (60%) of the Participant’s Average Compensation less the following amounts:
          (i) The monthly amount payable to the Participant pursuant to the Company sponsored Group Long-Term Disability Plan, determined prior to any reduction for the Participant’s monthly disability Social Security amount, if any; and
          (ii) One-half of the Participant’s monthly disability Social Security amount, determined as of the Participant’s Disability Date.
     (c) Notwithstanding the foregoing, if a Participant becomes totally and permanently disabled after June 30, 2005, and is entitled to disability benefits under subparagraph (a) of this Paragraph 5, the monthly disability benefit payable shall be the amount payable as if the

Participant’s Disability Date was June 30, 2005.
6. Voluntary Termination.
     If a the Participant voluntarily terminates employment with the Company prior to attaining age sixty-five (65) for any reason other than total and permanent disability, the Participant shall be entitled to no benefit under this Plan.
7. Beneficiary.
     For purposes of Paragraphs 2, 3, 4, and 5, the Participant’s beneficiary shall be as follows:
     (a) The spouse of the Participant shall be the primary beneficiary.
     (b) If said spouse fails to survive the Participant, then any remaining payments under this Plan shall be made in accordance with the Participant’s beneficiary designation form then on file with the Company, or if none to the Participant’s estate.
     (c) If said spouse survives the Participant and thereafter dies before receiving all payments hereunder, such remaining payments shall be made to such persons in such amounts as said spouse designates in a validly executed beneficiary designation form on file with the Company. If said spouse fails to exercise this power of appointment, such remaining payments shall be made to such persons in such amounts as provided in subparagraph (b) immediately above.
     Notwithstanding the foregoing, the Company shall give effect to any beneficiary designation in effect immediately prior to the Merger Date made by a Participant with respect to his accrued benefit under an Affiliate Plan.
8. Conditions and Other Provisions.
     (a) The benefits under Paragraphs 2, 3, 4, and 5 are conditioned upon the Participant having been continuously in the employ of the Company from the date of becoming a Participant in this Plan (or, with respect to Participants who, immediately prior to the Merger Date, were participants in an Affiliate Plan, from the date of becoming a participant in such Affiliate Plan) until the happening of the event that would qualify the Participant (or his beneficiary) for such benefits; provided, however, that the employment of the Participant shall not be deemed to have ceased because of or during (i) any period of involuntary military service of the Participant or (ii) a leave of absence granted the Participant by the Company which does not exceed a period of one (1) year.
     (b) If monthly benefits become payable to a Participant or beneficiary by virtue of the provisions of Paragraphs 2, 3, 4, or 5, the Company may then, or at any time thereafter, at its sole option and discretion and without the consent of any Participant or beneficiary, elect to pay the Participant or current beneficiary, in one lump sum, the present value of the monthly payments remaining unpaid at the time of such election. Any present value calculations required in connection with the payment of such a lump sum shall be made using the 1983 Group Annuity Mortality Table (GAM 83), adjusted as provided in Rev. Rul. 95-6, 1995-4 I.R.B. 22, and the annual rate of interest determined pursuant to Code § 417(e)(3)(A)(ii)(II) for the month of May preceding the Plan Year in which the distribution occurs, or 6% interest per annum, whichever is greater.
     (c) Except as specifically provided herein, benefits under this Plan shall not be payable to the Participant or any beneficiary under more than one of Paragraphs 2, 3, 4, or 5 of this Plan.
     (d) For the purpose of determining any and all benefits payable under this Plan, it shall be assumed that the Participant’s spouse is no more than fifteen (15) years younger than the Participant. In the event that a Participant’s spouse is more than fifteen years younger than the Participant, the monthly amount payable to the spouse hereunder shall be a reduced amount, actuarially determined. Such reduced amount shall be calculated by first determining the present value of the benefits payable to the surviving spouse over his or her life expectancy as if he or she were exactly fifteen (15) years younger than the Participant, and then determining the monthly benefit that could be paid over the surviving spouse’s actual life expectancy, using the present value amount so determined.
     (e) Except as otherwise specifically provided herein, for purposes of determining present values and/or alternative forms of benefits hereunder, the 1983 Group Annuity Mortality Table (GAM 83), adjusted as provided in Rev. Rul. 95-6, 1995-4 I.R.B. 22, and 6% interest per annum shall be used.
9. Termination of Participation/Benefits.
     Participation in this Plan may be terminated by the Company, and all accrued benefits hereunder may at any time be forfeited, either before or after benefits become payable hereunder, notwithstanding any provision in this Plan to the contrary, if the Board of Directors of the Company, acting in its sole and absolute discretion, shall find that at any time before or after the Participant’s termination, retirement or disability and before the Participant’s death:
     (a) The Participant induces or attempts to induce a client or customer of the Company to curtail or cancel any business dealing with the Company,
     (b) The Participant induces or attempts to induce any other employee of the Company to terminate employment with the Company,
     (c) The Participant fails to cooperate in the procurement or maintenance of any policies of insurance as contemplated by Paragraph 10 below, or
     (d) The Participant commits a violation of the Statement on Ethics of Fisher Communications, Inc., and such violation results in the termination of the Participant’s employment with the Company.

10. Insurance.
     (a) It is further a condition of participation in this Plan that, if the Company at its sole option shall at any time wish to own, sponsor and/or maintain any policy of life or disability insurance on the Participant the proceeds of which are payable to either the Participant or the Company:
          (i) The Participant shall fully cooperate with the Company in its application for such insurance, including, without limiting the generality of the foregoing, submitting to physical examinations and answering truthfully and completely, without mental reservation or concealment, any questions or requests for information in connection therewith; and
          (ii) The Participant shall not, by act or omission, give cause for any insurance company to restrict or cancel any policy of insurance on the Participant owned by the Company or give cause for such insurance company’s refusal to pay the full proceeds to the Company, including refusal to pay the full proceeds because of the suicide of the Participant.
     (b) An individual shall not become a Participant in this Plan unless and until:
          (i) the Company has procured a policy of life insurance and a policy of disability insurance on that individual adequate in amount to fund the life and disability benefits contemplated by this Plan assuming no further increases in the individual’s Average Compensation;
          (ii) the Company has specifically waived such requirement in writing; or
          (iii) the Company has, by separate agreement entered into between the Company and the individual, limited the benefits payable to that individual under this Plan. It is contemplated that such an agreement may be entered into if an individual is uninsurable, uninsurable against certain risks or uninsurable at standard rates. Any such agreement shall be deemed to be part of this Plan with respect to the Participant to whom it applies.
     (c) All determinations made by the insurance company with regard to the question of death, disability, waiver of premium and/or pre-existing conditions shall be accepted as conclusive by the Company, the Participant and any beneficiary.
11. ERISA.
     Participation in this Plan may be terminated by the Company if the Department of Labor issues regulations under ERISA which indicate that the Participant is no longer eligible for continued participation in the Plan. This determination shall be made by the Board of Directors of the Company acting in its sole and absolute discretion. In the event of a termination of this

Plan pursuant to this Paragraph 11, the Participant shall be entitled to receive a termination benefit pursuant to the terms and conditions of Paragraph 3.
12. No Current Benefit.
     The benefits to be paid pursuant to the terms of this Plan are granted by the Company as additional benefits to the Participants and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Participants have no option to receive any current payment or bonus in lieu of these additional benefits.
13. No Trust Agreement.
     (a) Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, or any employee or agent thereof, and the Participants or any other person.
     (b) The rights of the Participants or beneficiaries under this Plan are purely contractual and shall not be funded or secured in any way. Payments to the Participants or their beneficiaries hereunder shall be made only from the general assets of the Company, and no person, other than the Company, shall have, by virtue of this Plan, any interest in such assets. Such assets are available to satisfy the claims of the Company’s general creditors and, to the extent any person acquires a right to receive payments from the Company under the terms of this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (c) The Company, at its discretion, may acquire an annuity or insurance policy insuring the life of the Participants from which it can satisfy its obligation to make benefit payments pursuant to this Plan. However, it is expressly understood that such contract (or contracts), if acquired, does not create any account or fund separate from the ordinary assets of the Company, and neither the Participants nor their beneficiaries may look to any such contract as the fund from which benefits under this Plan are to be paid. Any such contract so acquired for the convenience of the Company shall be the sole and exclusive property of the Company, with the Company named as applicant, owner, and beneficiary of any life insurance contract payments; provided, further, that any such contract shall not be held in trust or collateral security for the benefit of the Participants or beneficiaries, nor is any representation made herein that such contract, if acquired, will be used to provide benefits under this Plan. Neither the Participants nor their beneficiaries shall have any beneficial ownership interest in, or preferred or other claim against, the life insurance contract, if acquired by the Company.
14. No Assignment.
     No right of a Participant or any other person to the payment of deferred compensation or other benefits under this Plan shall be assigned, transferred, pledged, hypothecated, or encumbered. No right of a Participant under this Plan shall be subject to garnishment, attachment, or other legal process, whether by the Participant or any beneficiary named herein, any heir or creditor of the Participant, or any other person. Any attempted assignment of any right hereunder by a Participant or a beneficiary shall, at the Company’s option, cause all rights of the Participant hereunder to terminate.
15. Incapacity of Beneficiary.
     If the Company shall determine that a Participant is unable to care for his or her affairs because of illness, accident, or other incapacity, any payment due may be paid to the Participant’s spouse or to any other person considered by the Company to have incurred expense for the Participant or to be otherwise responsible for the Participant or his or her affairs, in such manner and proportions as the Company may determine (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative). Any such payment made in good faith by the Company shall be a complete discharge of the liabilities of the Company under this Plan.
16. Company’s Powers and Liabilities.
     The Company shall have the full power and authority to interpret, construe, and administer this Plan, and the Company’s interpretation and construction hereof and action hereunder shall be binding and conclusive on all persons for all purposes. Neither the Company, its officers, directors, employees, or agents shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith. Any notice, consent, or demand required or permitted to be given under the terms of this Plan shall be in writing and shall be signed by the party giving or making the same. The date of such notice, consent, or demand shall be the date of receipt by the addressee.
17. Binding Effect.
     This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his heirs, executors, administrators and legal representatives.
18. Continued Employment.
     Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an executive or in any other capacity. The Participant or the Company may terminate the Participant’s employment at will, with or without cause. Upon termination of the Participant’s employment with the Company, all rights of the Participant hereunder shall terminate, except as otherwise provided herein.
19. Governing Law.
     This Plan shall be construed and governed in accordance with the laws of the State of Washington.

20. Qualified Plan.
     Any deferred compensation payable under this Plan shall not be deemed salary or other compensation to the Participants for purposes of computing benefits to which they may be entitled under any pension plan or other arrangement of the Company for the benefit of its employees.
21. Amendment; Entire Agreement; Plan Termination.
     No modification of this Plan shall be effective unless communicated in writing to the Participant. With respect to the subject matter hereof, this Plan constitutes the entire agreement and understanding of the Company and the Participant and shall supersede any prior agreement or understanding including any and all Supplemental Pension Plan Agreements and amendments thereto previously entered into between the Company and the Participant. Further, the Company may, from time to time, furnish the Participant with information containing estimates of the projected benefits available under this Plan. This information will be provided simply as a tool to assist the Participant in planning for his or her retirement, and not as a definitive statement of the benefits that will be available to the Participant upon retirement or in the event of death or disability. This is because the estimates of projected benefits are affected by a number of variables that are constantly changing which include, but are not limited to salary levels, interest rates, qualified plan benefits, group life and disability benefits and Social Security benefits. In certain circumstances the benefits payable to a Participant under this Plan may be adjusted based upon that Participant’s individual circumstances. Adjustments resulting in a reduction of benefits will generally be prospective in application, whereas adjustments resulting in an increase in benefits may be retroactive. The Company has the right to terminate this Plan at any time. Any termination of this Plan shall be by action of the Board of Directors of the Company, and in such case, the accrued benefit of a Participant who is employed by the Company on the date of the Plan termination shall be determined pursuant to Paragraph 3, as if the Participant’s employment with the Company terminated on such date, other than voluntarily.
     Notwithstanding any Plan provision to the contrary, the Company reserves the right to amend the Plan retroactively, in any manner the Company determines is appropriate, to comply with the requirements imposed on nonqualified deferred compensation plans by the American Jobs Creation Act of 2004, as codified in Code § 409A, and regulations to be promulgated thereunder.
22. Severability.
     If any provision of this Plan is rendered invalid or unenforceable, the remaining provisions of this Plan shall continue to be fully effective.
23. Participation in Other Participant Benefit Plans.
     Nothing herein shall, in any manner, modify, impair, or affect the existing or future rights or interests of the Participants (i) to receive any employee benefits to which he would otherwise be entitled; or (ii) as participants in the present or any future incentive or bonus plan, stock option plan, pension plan, or profit sharing plan of the Company, applicable generally to salaried employees. The rights and interests of the Participants to any employee benefits or as a participant or beneficiary in or under any or all such plans shall continue in full force and effect unimpaired, and this Plan shall not act to deny the Participant the right at any time hereafter to become a participant or beneficiary under or pursuant to any and all such plans.
24. Legal and Tax Consequences to Participants.
     The Company does not represent or guarantee that any particular income or other tax consequences will occur under the Plan. The Participant acknowledges that he has been advised to consult with professional tax and other advisors regarding all benefits, burdens, risks, and consequences arising in connection with this Plan.
25. FICA/Medicare/Federal Income Tax Withholding.
     Any benefits payable to a Participant and/or a beneficiary hereunder shall be subject to FICA, Medicare, and Federal and State Income Tax withholding to the extent required by law.
26. Claims Procedure.
     Any person claiming a benefit under this Plan (a “Claimant”) shall present the claim, in writing, to the Company, and the Company shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:
     (a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;
     (b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and
     (c) An explanation of the Plan’s claims review procedure.
     The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Company’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Company to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Company expects to render a decision on the claim. Any claim not granted or denied within the period noticed above shall be deemed to have been denied.
     Any Claimant whose claim is denied or deemed to have been denied under the preceding sentence (or such Claimant’s authorized representative) may, within sixty (60) days after the Claimant’s receipt of notice of the denial or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Company. Upon such a request for review, the claim shall be reviewed by the Company (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.
     The decision on review normally shall be made within sixty (60) days of the Company’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Company, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) days (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.
     IN WITNESS WHEREOF, the undersigned has executed this amended and restated Plan on December 29, 2005.

FISHER COMMUNICATIONS, INC.

/s/ Robert C. Bateman
Robert C. Bateman Senior Vice President and Chief Financial Officer